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                                                                 Exhibit 10.12
                                YANKEE CANDLE CO.

P.O. Box 110
Route 5
Southdeerfield
MASS  01373-0110

                                                                October 22, 1998

Mr. Robert Spellman
89 Far Reach road
Westwood, MA 02090

Dear Bob:

      I am very pleased to confirm our offer for you to join Yankee Candle Company, Inc. (the "Company") as Senior Vice President and Chief Financial Officer and as a member of the Executive Committee. As we discussed, you will join the Company on a full-time basis no later than Monday, November 9, 1998. The details of the employment offer are as follows:

1.    Your base salary will be $230,000 per year.

2. As a member of the Executive Committee, you will be included in the Company's executive bonus plan which is based on performance and provides additional cash compensation of up to 35% of base salary. Your 1998 bonus will be pro-rated based on your employment start date and will include an additional $75,000.

3. You will receive a one-time signing bonus of $500,000 upon joining the Company. If you leave voluntarily or are terminated for cause, as defined in paragraph 8, before eighteen months of employment with the Company, you must repay the Company this signing bonus.

4. Subject to the commencement of your employment, you will be granted the opportunity, on terms and conditions set forth in a Stockholder's Agreement, to invest in Yankee Candle Holdings Corp. through the purchase of 2,889 shares of Class B Common Stock at $346.15 per share for an aggregate purchase price of approximately $1,000,000. The Company will provide you with a loan for $750,000 of the purchase price which will accrue at an annual rate of 7%.

5. You will receive a car allowance to lease and insure a car up to $1,000 per month.

6. The Company will provide you reasonable relocation and living expenses through July 1999, as you transition from Westwood, MA to a new residence in the Deerfield, MA area, including the rental of a furnished apartment in the Deerfield, MA area.

7. Yankee benefits will be provided to you and your eligible dependents including medical plan coverage, dental plan coverage and optional 401K investment, subject to satisfying the applicable eligibility requirements. As a member of the Executive Committee you will also be eligible in 1999 to participate in the Company's deferred

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      compensation plan to the extent the plan is being offered to other
      Executive members. Beginning in January 1999, you will be eligible for three weeks annual vacation.

8. The Company will, at the Company's expense, take out a term life insurance policy for you which will provide your family with no less than $1,000,000 of pre-tax proceeds upon your death, provided that you pass a physical and therefore such policy can be obtained at reasonable standard rates. If you are still employed by the Company and you die prior to the completion of your first eighteen months of employment with the Company, the Company will not require the repayment of your $500,000 bonus.

9. In the event the Company terminates your employment for any reason other than for cause, the Company agrees to pay you $1,000,000, subject to a two-year non-compete agreement covering the candle industry. "Termination for cause" shall be deemed to occur only if the Company terminates you for willful misconduct injurious to the Company or if you are convicted of a felony.

10. If you have been employed by the Company for at least five years and there has not been an event which triggers an exchange of Class B Common Stock into Class A Common Stock in accordance with the provisions of the Stockholder's Agreement, you will have the right for a period of 60 days after that five year period to put your stock back to Yankee Candle Holdings Corp. subject to the terms outlined in the Stockholder's Agreement at a value of twice your per share cost, minus any principal and interest on loans outstanding.

      Should you have any questions regarding the above items, please do not hesitate to call me or Sandra Horbach. If all of the above comports with your understanding of our agreement, please sign and return one copy to me and retain one copy for your records.

      I am very excited to welcome you as a partner and as a member of the Yankee Candle team and look forward to working with you to make Yankee Candle an even more successful company.

                                          With warm regards,

                                          /s/ Michael D. Parry

                                          Michael D. Parry

Accepted: /s/ Robert R. Spellman
          -----------------------
          Robert R. Spellman


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

                                 [letterhead of
                        The Yankee Candle Company, Inc.]

February 9, 1999

Mr. Robert R. Spellman
The Yankee Candle Company, Inc.
102 Christian Lane
Whately, MA 01093

Dear Bob:

      References is made to the letter agreement ("Letter Agreement"), dated October 22, 1998 between you and The Yankee Candle Company, Inc. and its affiliates (the "Company"). This letter is to confirm and clarify our agreement regarding your severance as set forth in Paragraph 9 of the Letter Agreement. Should your employment with the Company be terminated by the Company during your first five years of employment, for any reason other than a Termination for Cause (as defined below), the Company will pay you $1,000,000, (i) less any amounts you have realized (before taxes) from the sale or other disposition of shares of Class B Common Stock prior to the date of your termination, and (ii) if there has been a public offering of shares of Class A Common Stock, less any unrealized appreciation (based on the market price of the stock) in the Vested Shares that you hold at the time of your termination.

      As provided in the Letter Agreement, payment of such severance is subject to your executing a two-year non-compete covering the candle industry. A "Termination for Cause" shall be deemed to occur only if (i) the Company terminates you for willful misconduct injurious to the Company, or (ii) you are convicted of a felony. If a Termination for Cause occurs, you shall not be entitled to receive any severance payments from the Company.

      This letter agreement supersedes all prior agreements you may have with the Company regarding the subject matter hereof. Capitalized terms used but not defined herein shall have the meanings given to them in the Stockholder's Agreement to be entered into between you and Yankee Candle Holdings Corp.
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      If the foregoing accurately reflects your understanding of the agreement between the Company and you, please sign this letter and the enclosed copy and return one of them to us.

                                    Very truly yours,

                                    THE YANKEE CANDLE COMPANY, INC.


                                    By: /s/ Michael D. Parry
                                       ----------------------------

Agreed to and accepted as of
the date first above written:


/s/ Robert R. Spellman
-----------------------------
Robert R. Spellman


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